Exhibit 99.1

THE SHARPER IMAGE®

650 Davis Street

San Francisco, CA 94111	Corporate Headquarters

FOR IMMEDIATE RELEASE

August 4, 2005

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE REPORTS JULY SALES

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of July, second quarter and the first six months of the fiscal year ending January 31, 2006.

July Sales

For the calendar month ended July 31, 2005, total Company sales were $42.0 million compared to $43.2 million in the previous year, a decrease of three percent; the July 2004 increase was 18 percent. Total store sales were $27.6 million compared to $25.1 million in the prior July, an increase of ten percent; the July 2004 total store sales increase was 15 percent. Comparable store sales in July decreased two percent; in July 2004, comparable store sales were flat. Total catalog sales/direct marketing sales (including wholesale) were $8.9 million compared to last July’s $11.9 million, a decrease of 25 percent; the July 2004 increase was 27 percent. Internet sales were $5.5 million compared to last July’s $6.2 million, a decrease of 12 percent; the July 2004 increase was 14 percent.

Second Quarter Sales

For the three months ended July 31, 2005, total Company sales were $133.6 million compared to $145.4 million in the previous year, a decrease of eight percent; the 2004 second quarter increase was 20 percent. Total store sales for second quarter were $87.8 million compared to $86.0 million in the prior year, an increase of two percent; the 2004 second quarter total store sales increase was 17 percent. Comparable store sales for the second quarter decreased nine percent, compared to an increase of one percent for the second quarter a year ago. Total catalog sales/direct marketing sales (including wholesale) year-to-date were $27.5 million compared to last year’s $39.0 million, a decrease of 29 percent; the 2004 second quarter increase was 28 percent. Internet sales for the second quarter were $18.4 million compared to last year’s second quarter sales of $20.4 million, a decrease of 10 percent; the 2004 second quarter increase was 14 percent.

Year-to-Date Sales

For the six months ended July 31, 2005, total Company sales were $274.8 million compared to $298.1 million in the previous year, a decrease of eight percent; the 2004 year-to-date increase was 27 percent. Total store sales for the six months were $166.1 million compared to $167.3 million in the prior year, a decrease of one percent; the 2004 year-to-date total store sales increase was 21 percent. Comparable store sales year-to-date decreased 13 percent, compared to an increase of four percent year-to-date in 2004. Total catalog sales/direct marketing sales (including wholesale) year-to-date were $67.2 million compared to last year’s $84.1 million, a decrease of 20 percent; the 2004 year-to-date increase was 34 percent. Internet sales year-to-date were $41.5 million compared to last year’s $46.7 million, a decrease of 11 percent; the 2004 year-to-date increase was 35 percent.

Operations Discussion

“Sales for the month of July were in line with expectations,” said Richard Thalheimer, founder, chairman and chief executive officer. “Our Summer Sale event throughout July helped to stimulate traffic to our stores and succeeded in generating sales. Our customers responded enthusiastically, as indicated by higher traffic counts and transaction levels. Because of special sale pricing, we did see lower sales per transaction. We anticipate overall second quarter results to be in line with our expectations.

“Last week we introduced OzoneGuard™, the most recent improvement to our Ionic Breeze® Silent Air Purifiers. OzoneGuard utilizes the innovative PremAir® catalyst developed by Engelhard Corporation (NYSE:EC) to reduce ground-level ozone by converting ozone molecules to oxygen molecules on contact. We are also excited by the new proprietary and Sharper Image-brand products that we will introduce throughout the second half of the year,” continued Mr. Thalheimer. “We expect these items to contribute to our improving trends.

“We have opened 10 new stores year-to-date, and currently operate 185 stores in 37 states and the District of Columbia,” concluded Mr. Thalheimer.

Conference Call for Second Quarter Earnings

Interested parties are invited to listen August 18, 2005, to a live conference call discussing second quarter earnings at 1:30 p.m. Pacific, 4:30 p.m. Eastern time, at www.sharperimage.com or by calling 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the call from www.sharperimage.com, click on “Investor Relations.” A replay of the conference call will be available starting at 7:30 p.m., August 18 to 12:00 Midnight, Eastern Time, August 23, by dialing 800-642-1687 and entering code number 8365797. The replay for the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 8365797.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 185 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 97 million; and its primary Website, http://www.sharperimage.com. The Company also sells its products through its own online auction Website and an online Outlet store to help manage refurbished and close-out inventory; both sites are accessed from the home page of sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forwarding-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.